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February 11, 2000




Warburg, Pincus Emerging Markets Fund, Inc.
466 Lexington Avenue
New York, New York  10017

Warburg, Pincus Emerging Markets II Fund, Inc.
466 Lexington Avenue
New York, New York  10017


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Warburg, Pincus Emerging Markets II Fund, Inc., a Maryland corporation (the "Fund"), (b) Warburg, Pincus Emerging Markets Fund, Inc., a Maryland corporation (the "Acquiring Fund"), and (c) holders of shares of common stock in the Fund (the "Fund Shareholders") when the Fund Shareholders receive Common and/or Institutional Class shares of stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their interests in the Fund pursuant to an acquisition by Acquiring Fund of all or substantially all of the assets of the Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Fund (the "Acquisition"), all pursuant to that certain Agreement and Plan of Reorganization (the "Plan"), dated as of December 1, 1999 and amended as of January 27, 2000, between and among the Fund, the Acquiring Fund, and solely for purposes of Section 9.2 thereof, Credit Suisse Asset Management, LLC.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have



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assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Acquiring Fund Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Fund, and the Acquiring Fund addressed to us for our use in rendering this final opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Acquiring Fund Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

      (a) the transfer of all or substantially all of the Fund's assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Fund, and the distribution of such Acquiring Fund Shares to shareholders of the Fund in exchange for shares of the Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Fund and the Acquiring Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code;


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      (b)   no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Fund;

      (c) no gain or loss will be recognized by the Fund upon the transfer of the Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Fund's shareholders in exchange for their shares of the Fund;

      (d) no gain or loss will be recognized by shareholders of the Fund upon the exchange of the Fund Shares for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of liabilities of the Fund;

      (e) the aggregate tax basis for the Acquiring Fund Shares received by each of the Fund's shareholders pursuant to the Acquisition will be the same as the aggregate tax basis of the Fund Shares held by such shareholder immediately prior to the Acquisition, and the holding period of the Acquiring Fund Shares to be received by each Fund shareholder will include the period during which the Fund Shares exchanged therefor were held by such shareholder (provided that the Fund shares were held as capital assets on the date of the Acquisition); and

      (f) the tax basis of the Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Fund immediately prior to the Acquisition, and the holding period of the assets of the Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Fund.


Very truly yours,

/s/Willkie Farr & Gallagher


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